Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information:

Patrick Lin
plin@processapharma.com
925-683-3218

PROCESSA PHARMACEUTICALS APPOINTS

JAMES STANKER AS CHIEF FINANCIAL OFFICER

HANOVER, MD – September 10, 2018 – Processa Pharmaceuticals, Inc. (OTC: PCSA) a clinical stage biopharmaceutical company developing products to improve the survival and/or quality of life for patients who have a high unmet medical need, announced today that James Stanker was appointed Chief Financial Officer on September 5, 2018.

Mr. Stanker brings more than 25 years of financial and executive leadership experience to Processa in the areas of accounting principles and audit standards, regulatory reporting, and fiscal management and strategy. He has served in a financial leadership role as an audit partner at Grant Thornton responsible for managing the audit quality in the mid-Atlantic area and more than 400 audit professionals, the Global Head of Audit Quality for Grant Thornton International as well as Chief Financial officer for both a NASDAQ listed technology company and a privately-held life science company. Mr. Stanker is a Certified Public Accountant. He has a Bachelor’s Degree in Aeronautics and a Master’s in Business Management. He currently serves on the Board of Directors and is Chairman of the Audit Committee of GSE Systems, Inc. (NYSE MKT: GVP).

“I am excited to have Jim join our executive management team as our new CFO. His strong finance and accounting skills along with his regulatory reporting and leadership experience will be critical to our growth as a public company,” said Dr. David Young, CEO of Processa Pharmaceuticals.

“This is the perfect time to join Processa as it expands their clinical development programs and acquires more clinical stage assets,” said Mr. Stanker. “This is an impressive, experienced team with the desire to help patients who have few if any treatment options. I look forward to adding my skills to the team so that we can achieve great things for patients and shareholders.”

About Processa Pharmaceuticals, Inc.

Processa Pharmaceuticals, Inc. was founded in 2017 in Hanover, Maryland, with a mission to develop products that can improve the survival and/or quality of life for patients who have a high unmet medical need. The company acquired the assets of Promet Therapeutics, LLC in October of 2017 and has assembled a proven regulatory science product development team, management team, and Board of Directors. The Processa Team’s expertise is in developing drug products from IND enabling studies to NDA submission. The Company’s combined scientific, development and regulatory experience has resulted in more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and 100 FDA meetings. For more information, please visit http://www.processapharma.com

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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